Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
PARABOLIC TECHNOLOGIES, INC.

FOR INCREASE IN AUTHORIZED CAPITAL

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Parabolic Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

1. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate”), and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Restated Certificate as follows:

The first paragraph of Article IV of the Restated Certificate is hereby amended as follows: “The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 850,000,000 shares, consisting of (i) 750,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”)1, (ii) 25,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock” and together with Class A common stock, “Common Stock”), and (iii) 75,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.”

2. This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on October 30th, 2026.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 30th day of October, 2026.

/s/ Joseph Davy
Joseph Davy
Chief Executive Officer